Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-234701

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 27, 2019)

Gamida Cell Ltd.
8,125,000 Ordinary Shares

All of the 8,125,000 ordinary shares in this offering are being sold by the company. Our ordinary shares are traded on The Nasdaq Global Market, or Nasdaq, under the symbol “GMDA.” On December 16, 2020, the last reported sale price of our ordinary shares on Nasdaq was $8.45 per ordinary share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

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Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page S-8 to read about factors you should consider before buying our ordinary shares, on page 6 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

	Per Share	Total
Public offering price	$8.00	$65,000,000
Underwriting discount and commissions(1)	$0.48	$3,900,000
Proceeds before expenses to us	$7.52	$61,100,000

(1)See “Underwriting” beginning on page S-14 for additional information regarding underwriting compensation.

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 1,218,750 additional ordinary shares at the public offering price per share, less underwriting discounts and commissions. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $4,485,000 and the total proceeds to us, before expenses, will be $70,265,000.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ordinary shares against payment in New York, New York on or about December 21, 2020.

Joint Book-Running Managers

Piper Sandler	Evercore	JMP Securities

Prospectus Supplement dated December 17, 2020

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ABOUT THIS PROSPECTUS SUPPLEMENT

On November 14, 2019, we filed with the Securities and Exchange Commission, or SEC, a registration statement on Form F-3 (File No. 333-234701) utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement was declared effective on November 27, 2019. Under this shelf registration process, we may, from time to time, sell up to $81,000,000 of our ordinary shares and other securities, of which this offering is a part.

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is part of a registration statement that we filed with the SEC using a “shelf” registration process. The accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to the combined document consisting of this prospectus supplement and the accompanying prospectus.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and should be read with the same care. When we make future filings with the SEC to update the information contained in documents that have been incorporated by reference, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in this prospectus supplement or the accompanying prospectus is inconsistent with a statement in another document having a later date (including a document incorporated by reference in the accompanying prospectus), the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized for use in connection with this offering. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in, or incorporated by reference into, this prospectus supplement, the accompanying prospectus, and any free writing prospectus we have authorized for use in connection with this offering is accurate only as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of the accompanying prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” These documents contain important information that you should consider when making your investment decision.

We are offering to sell, and seeking offers to buy, our ordinary shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized for use in connection with this offering and the offering of the ordinary shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized for use in connection with this offering must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized for use in connection with

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this offering outside the United States. This prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement, the accompanying prospectus or any such free writing prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Gamida Cell, omidubicel and GDA-201 are trademarks of ours that we use in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus also include trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus supplement and the accompanying prospectus appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to our trademark and tradenames. We do not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

The financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus have been prepared in accordance with the international financial reporting standards, or IFRS, as issued by the international accounting standards board, or the IASB. None of the financial information in this prospectus has been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. We have made rounding adjustments to some of the figures included in this prospectus supplement. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

Unless the context indicates otherwise, references in this prospectus to “NIS” are to the legal currency of Israel, and “U.S. dollars,” “$” or “dollars” are to United States dollars. References in this prospectus supplement to “Gamida Cell,” “Gamida,” “the Company,” “we,” “us” and “our” refer to Gamida Cell Ltd. and our wholly owned subsidiary Gamida Cell Inc., except where the context otherwise requires or as otherwise indicated.

Market, Industry and Other Data

This prospectus supplement contains estimates, projections and other information concerning our industry, our business, and the markets for our product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources.

In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus supplement and the accompanying prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in our ordinary shares, you should read this entire prospectus carefully, including the sections of this prospectus entitled “Risk Factors”, the accompanying prospectus and the documents that are incorporated herein and therein by reference, including any financial statements in such documents and the notes to those financial statements, and in any free writing prospectus that we have authorized for use in connection with this offering, before making an investment decision. This prospectus supplement may add to, update or change information contained in or incorporated by reference in the accompanying prospectus.

Overview

We are an advanced cell therapy company committed to finding cures for blood cancers and serious blood diseases. We harness our cell expansion platform to create therapies with the potential to redefine standards of care in areas of serious medical need. While cell therapies have the potential to address a variety of diseases, they are limited by availability of donor cells, matching a donor to the patient, and the decline in donor cell functionality when expanding the cells to achieve a therapeutic dose. We have leveraged our NAM platform, or nicotinamide cell expansion technology platform to develop a pipeline of product candidates designed to address the limitations of cell therapies. Our proprietary technology allows for the proliferation of donor cells while maintaining the cells’ functional therapeutic characteristics, providing a treatment alternative for patients.

Cell therapies involve the delivery of human cells to replace or repair damaged tissue or cells in order to treat a variety of cancers and other diseases. Hematopoietic stem cell transplantation, or HSCT, using donor cells, which is referred to as allogeneic HSCT, and is also called bone marrow transplantation, is the most frequently used cell therapy to treat a variety of hematologic malignancies and other serious conditions. HSCT involves reconstituting a patient’s bone marrow from a seed population of stem cells obtained from a donor whose blood-forming and immune-system-forming cells are both cancer-free and effective at carrying out their functions.

There are multiple sources of donor cells. The best source for donor cells is a sibling who is a matched related donor, or MRD, but the chances of having a sibling match in the United States are only 25% to 30%. The majority of patients rely on alternate sources of donor cells, including matched unrelated donor, or MUD, haploidentical, or “half-matched” donors, and umbilical cord blood. However, due to disease progression and other complications during the time needed to find a suitable donor, more than 40% of all patients who need a bone marrow transplant do not receive one.

Notwithstanding the various potential sources of donor cells, HSCT is subject to a number of significant limitations, including: (i) delays in finding a suitable match, during which disease progression may make patients ineligible for transplant; (ii) an insufficient number or delayed engraftment of donor cells, leaving patients without a functioning immune system and leading to potentially life-threatening immune deficiency following transplant; and (iii) a lack of long-term compatibility between the donor cells and the patient’s own cells, resulting in potentially fatal graft versus host disease, or GvHD.

Umbilical cord blood is a readily available source of stem cells for patients who need HSCT and do not have a matched related donor. It is easier to find a match when using stem cells derived from cord blood, since a full match is not required for a successful transplant using cord blood. However, on average, a typical cord blood graft contains approximately one-tenth the number of stem and progenitor cells compared to stem cell grafts from adult bone marrow or peripheral blood donors. This lower number of cells may delay engraftment of the donor cells and reconstitution of the immune system. This, in turn, increases both time in the hospital and the likelihood that a patient might contract a life-threatening infection.

Omidubicel

Our lead product candidate, omidubicel, is an investigational advanced cell therapy designed to expand the life-saving benefits of HSCT. Omidubicel consists of NAM-expanded hematopoietic stem cells and differentiated immune cells, including T cells. The final cell therapy product is cryopreserved until the patient is ready to begin the transplant, when it is thawed and infused. Omidubicel has the potential to be a universal stem cell graft in two broad patient groups:

•      patients with high-risk leukemias and lymphomas who require HSCT but who lack access to a matched related donor; and

•      patients with severe hematologic disorders such as severe aplastic anemia.

In the first patient population, in a company-sponsored Phase 1/2 clinical trial, patients who were transplanted with omidubicel achieved rapid neutrophil and platelet engraftment and immune reconstitution, which are key indicators of clinical benefits. Neutrophil engraftment is defined as achieving a minimum neutrophil count of at least 0.5 x 109 per liter on three consecutive measurements on different days. Platelet engraftment is defined as achieving a platelet count of at least 20 x 109 per liter on three consecutive measurements on different days, with no platelet transfusion in the preceding seven days. Data from the Phase 1/2 clinical trial were published in the Journal of Clinical Oncology in December 2018. Based on the results of our Phase 1/2 clinical trial, we received Breakthrough Therapy Designation for omidubicel in the United States from the U.S. Food and Drug Administration, or the FDA. Furthermore, we received orphan drug designation from both the FDA and the European Medicines Agency.

In December 2019, we completed patient enrollment in our pivotal Phase 3 clinical trial in 125 patients with various hematologic malignancies. On May 12, 2020, we reported top-line data from this trial. The international, multi-center, randomized Phase 3 trial was designed to evaluate the safety and efficacy of omidubicel in patients with high-risk hematologic malignancies undergoing a bone marrow transplant compared to a comparator group of patients who received a standard umbilical cord blood transplant.

The trial achieved its primary endpoint (p<0.001). In the intent-to-treat analysis, the median time to neutrophil engraftment was significantly shorter for patients who received omidubicel (12 days; 95% CI: 10-15 days) compared to the comparator group (22 days; 95% CI: 19-25 days). Omidubicel was generally well tolerated. Among patients who were transplanted per protocol, 96 percent of patients who received omidubicel achieved successful neutrophil engraftment, compared to 88 percent of patients in the comparator group.

On December 9, 2020, we announced the details of our achievement of all three of the prespecified secondary endpoints of the clinical trial, analyzed in all randomized patients (intent-to-treat). These secondary endpoints were the proportion of patients who achieved platelet engraftment by day 42, the proportion of patients with grade 2 or grade 3 bacterial or invasive fungal infections in the first 100 days following transplant, and the number of days alive and out of the hospital in the first 100 days following transplant. All three secondary endpoints demonstrated statistical significance in an intent-to-treat analysis, as follows:

•      Platelet engraftment was significantly accelerated with omidubicel, with 55 percent of patients randomized to omidubicel achieving platelet engraftment at day 42, compared to 35 percent for the comparator (p = 0.028).

•      Infection rates were significantly reduced for patients randomized to omidubicel. The cumulative incidence of first grade 2 or grade 3 bacterial or invasive fungal infection for patients randomized to omidubicel was 37 percent, compared to 57 percent for the comparator (p = 0.027).

•      Total days in hospital were reduced in patients randomized to omidubicel. The median number of days alive and out of hospital for patients randomized to omidubicel was 60.5 days, compared to 48.0 days for the comparator (p = 0.005).Additionally, we reported that the exploratory endpoints in the study demonstrated a reduction in the cumulative incidence of viral infections.

In the second patient population, we are currently conducting a Phase 1/2 clinical trial of omidubicel sponsored by the NIH. In February 2019, we reported preliminary data from three patients at the Transplantation and Cellular Therapy Meeting, or TCT Meeting. All three patients in the first cohort were successfully transplanted and engrafted. The second cohort is currently open for patient enrollment.

We are also developing omidubicel for the treatment of other rare, life-threatening hematologic diseases, including severe aplastic anemia, a bone marrow failure disease, which is currently being investigated in a Phase 1/2 trial sponsored by the National Institutes of Health, or NIH.

GDA-201

We are also applying our NAM cell expansion technology to natural killer, or NK, cells, to develop our product candidate, GDA-201, an investigational, NK cell-based cancer immunotherapy for use with standard-of-care antibody therapies. NK cells are highly potent cytotoxic lymphoid cells that can kill tumor cells in the absence of prior sensitization by other components of the immune system. By expanding NK cells with our NAM technology platform, we have the potential to increase the number and functionality of therapeutic NK cells targeting tumors. We have shown that when GDA-201 is combined with targeted antibodies, there is enhanced antibody-dependent cellular, or ADCC, toxicity. GDA-201 was evaluated in an investigator-sponsored Phase 1/2 clinical trial in 25 patients with non-Hodgkin’s lymphoma, or NHL, and multiple myeloma, or MM, in combination with rituximab or elotuzumab, respectively. In December 2019, we reported preliminary data at the Annual Meeting of the American Society of Hematology, or ASH, which was subsequently updated by means of an abstract published by The European Society for Blood Marrow Transplantation, or EBMT. The data from the first 25 patients demonstrated that GDA-201 was clinically active and generally well tolerated. Among the eleven patients with NHL, seven achieved a complete response and one achieved a partial response. Among the patients with MM, one patient achieved a complete response, and four patients achieved stable disease.

On December 5, 2020, we announced in an oral presentation at the 62nd American Society of Hematology (ASH) Annual Meeting & Exposition the updated and expanded results from a Phase 1 clinical study of GDA-201. GDA-201 was well-tolerated and no dose-limiting toxicities were observed in 35 patients (19 with NHL and 16 with MM). The data show that therapy using GDA-201 with monoclonal antibodies demonstrated significant clinical activity in heavily pretreated patients with advanced NHL. Of the 19 patients with NHL, 13 complete responses and one partial response were observed, with an overall response rate of 74 percent and a complete response rate of 68 percent. The maximum tolerated dose was not achieved, as no dose limiting toxicities were observed in patients who received the maximum target dose (2 x 108 cells/kg).

Product Candidate Pipeline

The figure below summarizes key information about our current pipeline of product candidates:

Corporate Information

We are an Israeli corporation based in Jerusalem, Israel, and were incorporated in 1998. Our principal executive offices are located at 5 Nahum Heftsadie St., Givaat Shaul, Jerusalem 91340, Israel and our U.S. subsidiary’s executive headquarters are in Boston, Massachusetts. Our telephone number is +972 (2) 659-5666. Our website address is www.gamida-cell.com. The information contained on our website and available through our website is an inactive textual reference only.

Implications of Being an “Emerging Growth Company” and a Foreign Private Issuer

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•      reduced executive compensation disclosure;

•      exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation; and

•      an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earlier to occur of: (1) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more; (2) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (3) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or the SEC. We may choose to take advantage of some but not all of these reduced burdens, and therefore the information that we provide holders of our ordinary shares may be different than the information you might receive from other public companies in which you hold equity. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies. However, given that we currently report and expect to continue to report under IFRS as issued by the IASB, the extended transition period available to emerging growth companies that report under GAAP is inapplicable to us.

We report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•      the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

•      the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•      the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events (although we intend to report our results of operations voluntarily on a quarterly basis).

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

In this prospectus supplement and the accompanying prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

THE OFFERING

Ordinary shares offered by us	8,125,000 ordinary shares.
Ordinary shares outstanding prior to this offering	49,648,529 ordinary shares.
Ordinary shares to be outstanding immediately after this offering	57,773,529 ordinary shares (or 58,992,279 ordinary shares if the underwriters exercise their option to purchase an additional ordinary shares in full).
Option to purchase additional ordinary shares	We have granted the underwriters an option for a period of 30 days after the date of this prospectus to purchase up to additional 1,218,750 ordinary shares.
Use of Proceeds

We estimate that the net proceeds from our issuance and sale of ordinary shares in this offering will be approximately $60.1 million, or approximately $69.2 million if the underwriters exercise their option to purchase additional ordinary shares in full, after deducting estimated underwriting the estimated underwriting discount and estimated offering expenses payable by us, based on the public offering price of $8.00 per ordinary share.

We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, available for sale and short-term deposits: for (i) the preparation of a potential commercial launch of omidubicel; (ii) the continued clinical development of our product candidates, including GDA-201; (iii) the expansion of our commercial manufacturing capabilities; and (iv) general corporate purposes, including general and administrative expenses and working capital.

See “Use of Proceeds” on page S-12 of this prospectus supplement for more information about the intended use of proceeds from this offering.

Risk Factors

Investing in our ordinary shares involves significant risks. See the information under the heading “Risk Factors” beginning on page S-8 of this prospectus supplement, on page 6 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

Nasdaq Global Market symbol	Our ordinary shares are listed for trading on Nasdaq under the symbol “GMDA.”

Unless otherwise stated, the number of ordinary shares to be outstanding after this offering is based on 49,556,663 ordinary shares outstanding as of September 30, 2020, and excludes:

•      3,780,010 ordinary shares reserved for issuance upon the exercise of outstanding options as of September 30, 2020, at a weighted average exercise price of $5.06 per share;

•      1,213,400 ordinary shares reserved for future issuance under our 2017 Share Incentive Plan, as of September 30, 2020, as well as any automatic increases in the number of common shares reserved for future issuance under this plan;

•      91,866 ordinary shares issued upon the exercise of options after September 30, 2020; and

•      3,313,512 ordinary shares issuable upon the exercise of outstanding warrants to purchase ordinary shares, at a weighted average exercise price of $6.72 per share, which warrants are expected to remain outstanding at the consummation of this offering.

Unless otherwise indicated, all information in this prospectus assumes that the underwriters do not exercise their option to purchase up to an additional 1,218,750 ordinary shares.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. Before deciding whether to invest in our ordinary shares, you should carefully consider the risks and uncertainties described under the section captioned “Item 3. Key Information. Risk Factors” contained in our Annual Report on Form 20-F for the year ended December 31, 2019, as filed with the SEC on February 26, 2020 or the 2019 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, in their entirety, together with other information in this prospectus supplement, the accompanying prospectus (including the section entitled “Risk Factors” starting on page 6 thereof), the information and documents incorporated by reference herein and therein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, cash flows and results of operations could be negatively impacted. In that case, the trading price of our ordinary shares would likely decline and you might lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Our business has been and could continue to be adversely affected by the evolving and ongoing COVID-19 global pandemic in regions where we or third parties on which we rely have significant manufacturing facilities, concentrations of clinical trial sites or other business operations. The COVID-19 pandemic has adversely affected our operations, including at our U.S. headquarters, and at our clinical trial sites, and it could continue to adversely affect such operations as well as the business or operations of our manufacturers, CROs or other third parties with whom we conduct business.

Our business has been adversely affected by the effects of the recent and evolving COVID-19 pandemic, which was declared by the World Health Organization as a global pandemic. The COVID-19 pandemic has resulted in travel and other restrictions in order to reduce the spread of the disease including in the Commonwealth of Massachusetts, where our U.S. operations are focused. The Commonwealth of Massachusetts declared a state of emergency related to the spread of COVID-19, and the Governor of Massachusetts and other health officials in Massachusetts and surrounding states have announced aggressive orders, health directives and recommendations to reduce the spread of the disease. Further, the Governor of Massachusetts issued an executive order directing that all non-essential businesses close their physical operations and implement work-from-home schedules, effective as of March 23, 2020. Accordingly, we implemented work-from-home policies for all employees. The effects of the executive order and our work-from-home policies have delayed our expected timeline for the submission of our investigational new drug, or IND, application for our product candidate GDA-201. Previously, we expected to submit an IND for GDA-201 in the fourth quarter of 2020. As a result of COVID-19 related business disruptions, we now expect to submit our application during the first half of 2021. The magnitude of further adverse effects on our business and operations will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course. These and similar, and perhaps more severe, disruptions in our operations could further negatively impact our business, operating results and financial condition.

Some of our third-party manufacturers which we use for the supply of materials for product candidates or other materials necessary to manufacture product to conduct preclinical tests and clinical trials are located in countries affected by COVID-19, and should they experience disruptions, such as temporary closures or suspension of services, we would likely experience delays in advancing these tests and trials. Currently, we expect no material impact on the clinical supply of omidubicel or any of our product candidates.

In addition, our clinical trials may be affected by the COVID-19 pandemic. Clinical site initiation and patient enrollment may be delayed due to prioritization of hospital resources toward the COVID-19 pandemic. Some patients may not be able to comply with clinical trial protocols if quarantines impede patient movement or interrupt healthcare services. Similarly, our ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 and adversely impact our clinical trial operations.

The spread of COVID-19, which has caused a broad impact globally, may materially affect us economically. While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock.

The global pandemic of COVID-19 continues to rapidly evolve. The extent to which the COVID-19 pandemic continues to impact our business, our clinical development and regulatory efforts will depend on future developments that are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions, quarantines, social distancing requirements and business closures in the United States and other countries, business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease. Accordingly, we do not yet know the full extent of potential delays or impacts on our business, our clinical and regulatory activities, healthcare systems or the global economy as a whole. However, these impacts could adversely affect our business, financial condition, results of operations and growth prospects.

In addition, to the extent the ongoing COVID-19 pandemic adversely affects our business and results of operations, it may also have the effect of heightening many of the other risks and uncertainties described in this ‘‘Risk Factors’’ section and in the “Risk Factors” incorporated by reference herein.

Risks Related to this Offering and Ownership of Our Ordinary Shares

If you purchase our ordinary shares in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The public offering price of our ordinary shares will be substantially higher than the net tangible book value per share of our ordinary shares. Therefore, if you purchase ordinary shares in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. To the extent that outstanding options and warrants are exercised, you will incur further dilution. Based on the public offering price of $8.00 per share, you will experience immediate dilution of $5.91 per share, representing the difference between our as adjusted net tangible book value per share after giving effect to this offering and the public offering price. In addition, purchasers of ordinary shares in this offering will have contributed approximately 17.8% of the aggregate price paid by all purchasers of our shares but will own only approximately 14.1% of our ordinary shares outstanding after this offering.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we expect to offer in the future additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares in future transactions may be higher or lower than the price per share in this offering.

Our management will have broad discretion in the use of the net proceeds from this offering and may allocate the net proceeds from this offering in ways that you and other shareholders may not approve.

Our management will have broad discretion in the use of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure of our management to use these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities and depositary institutions. These investments may not yield a favorable return to our shareholders.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, available-for-sale financial assets and short-term deposits and capitalization as of September 30, 2020, on:

•      an actual basis; and

•      an as adjusted basis to give further effect to the sale of 8,125,000 ordinary shares in this offering at the public offering price of $8.00 per ordinary share, after deducting the underwriting discounts and commissions and estimated offering expenses payable to us.

The information set forth in the following table should be read in conjunction with, and is qualified in its entirety by, reference to our audited and unaudited financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2020
	Actual	As Adjusted
		(unaudited)
	(in thousands)
Cash and cash equivalents, marketable securities and short-term deposits	$73,311	$133,411

Shareholders’ equity:
Ordinary shares of NIS 0.01 par value: 100,000,000 shares authorized, actual; 100,000,000 shares authorized as adjusted; 49,556,663 shares issued and outstanding, actual; 57,681,663 shares issued and outstanding, as adjusted	$138	$163
Share premium	304,944	365,019
Capital reserve due to actuarial loss	(541)	(541)
Accumulated deficit	(243,973)	(243,973)
Total shareholders’ equity	$60,568	$120,668
Total capitalization	$60,568	$120,668

The number of ordinary shares issued and outstanding, actual and as adjusted shown in the foregoing table and calculations excludes:

•      3,780,010 ordinary shares reserved for issuance upon the exercise of outstanding options as of September 30, 2020, at a weighted average exercise price of $5.06 per share;

•      1,213,400 ordinary shares reserved for future issuance under our 2017 Share Incentive Plan, as of September 30, 2020, as well as any automatic increases in the number of common shares reserved for future issuance under this plan;

•      91,866 ordinary shares issued upon the exercise of options after September 30, 2020; and

•      3,313,512 ordinary shares issuable upon the exercise of outstanding warrants to purchase ordinary shares, at a weighted average exercise price of $6.72 per share, which warrants are expected to remain outstanding at the consummation of this offering.

USE OF PROCEEDS

We estimate that the net proceeds from the issuance and sale of 8,125,000 of our ordinary shares in this offering will be approximately $60.1 million, after deducting the estimated underwriting discount and estimated offering expenses payable by us, based on the public offering price of $8.00 per ordinary share. If the underwriters exercise their option to purchase up to an additional 1,218,750 ordinary shares in full, we estimate that the net proceeds to us from this offering will be approximately $69.2 million, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, available for sale and short-term deposits, as follows:

•      the preparation of a potential commercial launch of omidubicel;

•      the continued clinical development of our product candidates, including GDA-201;

•      the expansion of our commercial manufacturing capabilities; and

•      the balance for general corporate purposes, including general and administrative expenses and working capital.

Although we currently anticipate that we will use the net proceeds from this offering as described above, there may be circumstances where a reallocation of funds is necessary. Due to the uncertainties inherent in the clinical development and regulatory approval and commercialization process and the long term impact of the COVID-19 pandemic, it is difficult to estimate with certainty the exact amounts of the net proceeds from this offering that may be used for any of the above purposes on a stand-alone basis. Amounts and timing of our actual expenditures will depend upon a number of factors, including our sales, marketing and commercialization efforts, regulatory approval and demand for our product candidates, operating costs and other factors described under “Risk Factors” in this prospectus supplement and the accompanying prospectus. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Pending our application of the net proceeds from this offering, we plan to invest such proceeds in short-term, investment-grade, interest-bearing securities and depositary institutions.

DILUTION

If you invest in our ordinary shares in this offering, your interest will be immediately diluted to the extent of the difference between the public offering price per ordinary share in this offering and the as adjusted net tangible book value per ordinary share after this offering. Dilution results from the fact that the public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share. As of September 30, 2020, we had a historical net tangible book value of $60.6 million, or $1.22 per ordinary share. Our net tangible book value per share represents total tangible assets less total liabilities, divided by the number of ordinary shares outstanding on September 30, 2020.

After giving effect to the sale of 8,125,000 or our ordinary shares in this offering at the public offering price of $8.00 per ordinary share, and after deducting the estimated underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value at September 30, 2020 would have been $120.7 million or $2.09 per share. This represents an immediate increase in as adjusted net tangible book value of $0.87 per share to existing shareholders and immediate dilution of $5.91 per ordinary share to new investors.

The following table illustrates this dilution per ordinary share:

Public offering price per ordinary share		$8.00
Historical net tangible book value per ordinary share as of September 30, 2020	$1.22
Increase in as adjusted net tangible book value per ordinary share attributable to this offering	$0.87
As adjusted net tangible book value per ordinary share after this offering		$2.09
Dilution per ordinary share to new investors participating in this offering		$5.91

If the underwriters exercise in full their option to purchase 1,218,750 additional ordinary shares, the as adjusted net tangible book value will increase to $2.20 per ordinary share, representing an immediate increase in as adjusted net tangible book value to existing shareholders of $0.98 per ordinary share and an immediate dilution of $5.80 per ordinary share to new investors participating in this offering.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our equity holders.

The tables and discussion above shown are based on 49,556,663 ordinary shares outstanding as of September 30, 2020, and exclude:

•      3,780,010 ordinary shares reserved for issuance upon the exercise of outstanding options as of September 30, 2020, at a weighted average exercise price of $5.06 per share;

•      1,213,400 ordinary shares reserved for future issuance under our 2017 Share Incentive Plan, as of September 30, 2020, as well as any automatic increases in the number of common shares reserved for future issuance under this plan;

•      91,866 ordinary shares issued upon the exercise of options after September 30, 2020; and

•      3,313,512 ordinary shares issuable upon the exercise of outstanding warrants to purchase ordinary shares, at a weighted average exercise price of $6.72 per share, which warrants are expected to remain outstanding at the consummation of this offering.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement, dated the date of this prospectus, with respect to our ordinary shares (the “shares”) being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the respective number of shares shown opposite its name in the following table. Piper Sandler & Co. and Evercore Group L.L.C. are acting as the representatives of the underwriters (the “representatives”).

Underwriters	Number of Shares
Piper Sandler & Co.	3,453,125
Evercore Group L.L.C.	3,453,125
JMP Securities LLC	1,218,750
Total	8,125,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until that option is exercised. If an underwriter fails or refuses to purchase any of its committed shares, the purchase commitments of the non-defaulting underwriters may be increased or this offering may be terminated.

The underwriters have an option to buy up to an additional 1,218,750 shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise this option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above, and the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover of this prospectus and to certain dealers at such offering price less a concession not in excess of $0.288 per share. After the public offering of the shares, the offering price and the selling concession may be changed by the underwriters.

The following table shows the per share and the total underwriting discount to be paid by us to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$0.48	$0.48
Total	$3,900,000	$4,485,000

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discount, will be approximately $1,000,000 all of which will be paid by us. We have agreed to pay JMP Securities LLC a corporate finance advisory fee in the amount of 15% of the total underwriting discount and commissions received by the underwriters in this offering. We have also agreed to reimburse the underwriters for certain out-of-pocket expenses incurred in connection with the offering, including the fees and disbursements of their counsel, up to an aggregate of $135,000.

We and our officers and directors have agreed with the underwriters that, for a period of 90 days after the date of this prospectus (the “lock-up period”), subject to certain exceptions, we and they will not (1) offer, sell, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of), directly or indirectly, including the filing (or participation in the filing) with the SEC of a registration statement under the Securities Act to register, any of our shares or any securities convertible into or exercisable or exchangeable for our shares or warrants or other rights to acquire shares of which such officer, director or holder is now, or may in the future become, the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic benefits or risks of ownership of such shares, securities, warrants or other rights to acquire shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our shares or other securities, in cash or otherwise, or (3) publicly disclose the intention to enter into any transaction described in clause (1) or (2) above, except with the prior written consent of the representatives.

The restrictions above do not apply to the following:

•      transfers of securities as a bona fide gift;

•      transfers or dispositions of securities to any trust for the direct or indirect benefit of the lock-up signatory or any member of the immediate family of the lock-up signatory;

•      transfers or dispositions of securities to affiliates (within the meaning set forth in Rule 405 under the Securities Act);

•      transfers of securities by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the lock-up signatory;

•      transfers or dispositions of securities to satisfy tax withholding obligations upon exercise or vesting of options or equity awards;

•      transfers of securities made by operation of law (including pursuant to divorce settlements);

•      the exercise of options, warrants, restricted share or restricted share units granted pursuant to our equity incentive plans and outstanding on the date of this prospectus;

•      transfers of securities made in connection with a bona fide third-party tender offer;

•      entry into any trading plan established pursuant to Rule 10b5-1 under the Exchange Act;

•      transfers of securities to us in connection with the termination of the employment (or other service relationship) of the lock-up signatory;

•      transfers of securities to by the lock-up signatory to its investment manager or advisor with discretionary authority over the lock-up signatory’s investments; or

•      the filing of a Form F-3, for sales of ordinary shares pursuant to the Company’s Sales Agreement dated as of November 14, 2019;

provided, however, that

•      in the case of transfers or distributions made pursuant to the first, second, third, fourth and tenth bullets above, it will be a condition of such transfer or disposition that the transferee agrees to be bound in writing by the restrictions set forth above;

•      in the case of transfers or dispositions made pursuant to the first, second, third, fourth, sixth, eighth and ninth bullets above, such transfer shall not involve a disposition for value;

•      in the case of transfers or distributions made pursuant to the first, second, third, fourth, fifth, seventh, and ninth bullets above, no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily during the lock-up period, other than (x) filings made on a Form 5 made after the expiration of the lock-up period, and (y) a required filing on Schedule 13A, 13G or Form 13F if the lock-up signatory is not a director or officer of the Company, so long as such required filing includes a reasonably detailed explanation of such transfer or disposition; and

•      in the case of transfers or dispositions made pursuant to the ninth bullet above, such trading plan does not provide for any sales or other dispositions of securities subject to the foregoing restrictions during the lock-up period, and no public announcement or filing under the Exchange Act or otherwise is made by or on behalf of the lock-up signatory or the Company regarding the establishment of, or sales under, such plan during the lock-up period, other than a required filing on Schedule 13D, Schedule 13G or Form 13F under the Exchange Act, if the lock-up signatory is not an officer or director of the Company, so long as such required filing includes a statement to the effect that no transfers will be made during the lock-up period.

Our shares are listed on Nasdaq under the symbol “GMDA.”

In connection with this offering, the underwriters may purchase and sell our shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of our shares than they are required to purchase in this offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our ordinary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the shares. As a result, the price of our shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.

In connection with this offering, the underwriters may engage in passive market making transactions in the shares on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of shares and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security.

However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters are not required to engage in passive market making and may end passive market making activities at any time.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make for these liabilities.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of our shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non- financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

No prospectus or other disclosure document, as defined in the Corporations Act 2001 (“Cth”) of Australia, or Corporations Act, in relation to our shares has been or will be lodged with the Australian Securities & Investments Commission (the “ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)     you confirm and warrant that you are either:

(i)      a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)     a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)   a person associated with the company under section 708(12) of the Corporations Act; or

(iv)    a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance; and

(b)     you warrant and agree that you will not offer any of our shares for resale in Australia within 12 months of that security being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Canada

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the shares, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The shares may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area and United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that it may make an offer to the public in that Relevant State of any Shares at any time under the following exemptions under the Prospectus Regulation:

(a)     to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)     to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)     in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock to be offered so as to enable an investor to decide to purchase or subscribe for any common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

In the United Kingdom, this prospectus is only addressed to and directed to qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Israel

The shares offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such shares been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the shares being offered.

This document does not constitute a prospectus under the Israeli Securities Law and has not been filed with or approved by the ISA. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the ordinary shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange Ltd., underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Japan

The shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant party which is:

•      a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•      a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•      to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such securities of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•      where no consideration is or will be given for the transfer; or

•      where the transfer is by operation of law.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the common shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”).

This document is personal to the recipient only and not for general circulation in Switzerland.

EXPENSES OF THIS OFFERING

The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of our ordinary shares being registered, which are incremental to those disclosed in the accompanying prospectus. All amounts are estimates except for the SEC registration fee and the FINRA filing fee.

Item	Amount to be Paid
SEC registration fee	$—
FINRA filing fee	—
Printing and engraving expenses	5,000
Legal fees and expenses	300,000
Accounting fees and expenses	75,000
Miscellaneous expenses*	620,000
Total	$1,000,000

____________

* Includes the corporate finance advisory fee that we will pay to JMP Securities LLC.

LEGAL MATTERS

The validity of the issuance of our ordinary shares offered in this prospectus and certain other matters of Israeli law will be passed upon for us by Meitar | Law Offices, Israel. Certain matters of U.S. federal law will be passed upon for us by Cooley LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York with respect to U.S. federal law.

EXPERTS

The consolidated financial statements as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 incorporated by reference into this prospectus supplement have been audited by Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1d to the Consolidated Financial Statements ) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Kost, Forer, Gabbay & Kasierer is Menachem Begin 144, Tel Aviv, Israel.

GAMIDA CELL LTD. AND ITS SUBSIDIARY

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020

U.S. DOLLARS IN THOUSANDS

UNAUDITED

GAMIDA CELL LTD. AND ITS SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

U.S. dollars in thousands

	September 30,		December 31, 2019
	2020	2019
	Unaudited		Audited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$73,311	$39,573	$41,838
Available-for-sale financial assets	—	28,544	13,559
Prepaid expenses and other current assets	1,734	1,134	1,306

Total current assets	75,045	69,251	56,703

NON-CURRENT ASSETS:
Property, plant and equipment, net	15,838	4,209	6,298
Right-of-use assets	7,023	5,568	5,133
Other assets	802	651	641

Total non-current assets	23,663	10,428	12,072

Total assets	$98,708	$79,679	$68,775

The accompanying notes are an integral part of the interim consolidated financial statements.

GAMIDA CELL LTD. AND ITS SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

U.S. dollars in thousands (except share and per share data)

	September 30,		December 31, 2019
	2020	2019
	Unaudited		Audited
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Trade payables	$2,704	$2,105	$1,164
Employees and payroll accruals	3,872	3,096	3,443
Current maturities of lease liabilities	2,345	1,926	1,870
Accrued expenses and other payables	5,005	1,979	4,918

Total current liabilities	13,926	9,106	11,395

NON-CURRENT LIABILITIES:
Liabilities presented at fair value	3,252	5,434	5,221
Employee benefit liabilities, net	773	280	773
Lease liabilities	5,460	4,342	4,101
Liability to Israel Innovation Authority (IIA)	14,729	11,594	12,302

Total non-current liabilities	24,214	21,650	22,397

SHAREHOLDERS’ EQUITY:
Share capital –
Ordinary shares of NIS 0.01 par value – Authorized: 100,000,000 shares at September 30, 2020 and 2019 (unaudited) and December 31, 2019; Issued and outstanding: 49,556,663, 33,667,326 and 33,670,926 shares at September 30 (unaudited), 2020 and 2019 and December 31, 2019, respectively	138	92	92
Share premium	304,944	237,843	238,992
Capital reserve due to actuarial gains	(541)	(160)	(541)
Available-for-sale reserve	—	2	4
Accumulated deficit	(243,973)	(188,854)	(203,564)

Total shareholders’ equity	60,568	48,923	34,983

Total liabilities and shareholders’ equity	$98,708	$79,679	$68,775

The accompanying notes are an integral part of the interim consolidated financial statements.

November 11, 2020	/s/ Julian Adams	/s/ Shai Lankry
Date of approval of the financial statements	Julian Adams Director and Chief Executive Officer	Shai Lankry Chief Financial Officer

GAMIDA CELL LTD. AND ITS SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands (except share and per share data)

	Nine months ended September 30,		Three months ended September 30,		Year ended December 31, 2019
	2020	2019	2020	2019
	Unaudited				Audited
Operating expenses:
Research and development, net	$27,652	$22,009	$10,454	$7,473	$31,462
Commercial activities	4,413	3,805	1,916	1,715	4,692
General and administrative	8,180	8,063	2,690	2,796	12,091

Operating loss	40,245	33,877	15,060	11,984	48,245

Finance expense	2,367	2,499	1,001	895	3,325
Finance income	(2,203)	(16,665)	(1,309)	(2,613)	(17,149)

Loss before taxes on income	40,409	19,711	14,752	10,266	34,421
Tax benefit	—	(70)	—	(170)	(70)

Net loss	40,409	19,641	14,752	10,096	34,351

Other comprehensive loss:

Items that will be reclassified subsequently to profit or loss:
Actuarial net loss of defined benefit plans	—	83	—	—	464
Changes in the fair value of available for sale financial assets	4	(45)	—	(3)	(47)

Total comprehensive loss	$40,413	$19,679	$14,752	$10,093	$34,768

Net loss per share:

Basic loss per share	$0.98	$0.70	$0.30	$0.30	$1.17

Diluted loss per share	$0.98	$1.24	$0.30	$0.30	$1.69

The accompanying notes are an integral part of the interim consolidated financial statements.

GAMIDA CELL LTD. AND ITS SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

U.S. dollars in thousands (except share and per share data)

	Ordinary shares		Share premium	Available- for-sale reserve	Capital reserve due to actuarial losses	Accumulated deficit	Total equity
	Number	Amount
Balance as of January 1, 2020	33,670,926	$92	$238,992	$4	$(541)	$(203,564)	$34,983

Net loss	—	—	—	—	—	(40,409)	(40,409)
Other comprehensive loss	—	—	—	(4)	—	—	(4)

Total comprehensive loss	—	—	—	(4)	—	(40,409)	(40,413)
Exercise of options	552,403	2	167	—	—	—	169
Issuance of Ordinary shares in a secondary offering, net of issuance expenses of $1,000	15,333,334	44	63,816	—	—	—	63,860
Share-based compensation	—	—	1,969	—	—	—	1,969

Balance as of September 30, 2020 (unaudited)	49,556,663	$138	$304,944	$—	$(541)	$(243,973)	$60,568
	Ordinary shares		Share premium	Available- for-sale reserve	Capital reserve due to actuarial losses	Accumulated deficit	Total equity
	Number	Amount
Balance as of January 1, 2019	24,930,736	$67	$193,953	$(43)	$(77)	$(169,213)	$24,687

Net loss	—	—	—	—	—	(19,641)	(19,641)
Other comprehensive loss	—	—	—	45	(83)	—	(38)

Total comprehensive loss	—	—	—	45	(83)	(19,641)	(19,679)
Issuance of Ordinary shares in a secondary offering, net of issuance expenses of $694	8,050,000	23	37,117	—	—	—	37,140
Exercise of options	477,278	1	119	—	—	—	120
Exercise of warrants	209,312	1	2,923	—	—	—	2,924
Share-based compensation	—	—	3,731	—	—	—	3,731

Balance as of September 30, 2019 (unaudited)	33,667,326	$92	$237,843	$2	$(160)	$(188,854)	$48,923

____________

*)Represents less than $1.

The accompanying notes are an integral part of the interim consolidated financial statements.

GAMIDA CELL LTD. AND ITS SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

U.S. dollars in thousands (except share and per share data)

	Ordinary shares		Share premium	Available- for-sale reserve	Capital reserve due to actuarial losses	Accumulated deficit	Total equity
	Number	Amount
Balance as of July 1, 2020	49,471,817	$137	$304,175	$—	$(541)	$(229,221)	$74,550

Net loss	—	—	—	—	—	(14,752)	(14,752)
Other comprehensive loss	—	—	—	—	—	—	—

Total comprehensive loss	—	—	—	—	—	(14,752)	(14,752)
Exercise of options	84,846	1	21	—	—	—	22
Share-based compensation	—	—	748	—	—	—	748

Balance as of September 30, 2020 (unaudited)	49,556,663	$138	$304,944	$—	$(541)	$(243,973)	$60,568
	Ordinary shares		Share premium	Available- for-sale reserve	Capital reserve due to actuarial losses	Accumulated deficit	Total equity
	Number	Amount
Balance as of July 1, 2019 (unaudited)	25,606,423	$69	$199,402	$(1)	$(160)	$(178,758)	$20,552

Net income	—	—	—	—	—	(10,096)	(10,096)
Other comprehensive income	—	—	—	3	—	—	3

Total comprehensive income	—	—	—	3	—	(10,096)	(10,093)
Issuance of Ordinary shares in a secondary offering, net of issuance expenses of $694	8,050,000	23	37,117	—	—	—	37,140
Exercise of options	10,903	—	3	—	—	—	3
Share-based compensation	—	—	1,321	—	—	—	1,321

Balance as of September 30, 2019 (unaudited)	33,667,326	$92	$237,843	$2	$(160)	$(188,854)	$48,923

____________

*)Represents an amount lower than 1 USD.

The accompanying notes are an integral part of the interim consolidated financial statements.

GAMIDA CELL LTD. AND ITS SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

U.S. dollars in thousands (except share and per share data)

	Ordinary shares		Share premium	Available- for-sale reserve	Capital reserve due to actuarial losses	Accumulated deficit	Total equity
	Number	Amount
Balance as of January 1, 2019	24,930,736	$67	$193,953	$(43)	$(77)	$(169,213)	$24,687

Net loss	—	—	—	—	—	(34,351)	(34,351)
Other comprehensive (loss) income	—	—	—	47	(464)	—	(417)

Total comprehensive (loss) income	—	—	—	47	(464)	(34,351)	(34,768)

Issuance of Ordinary shares in a secondary offering, net of issuance expenses of $694	8,050,000	23	37,117	—	—	—	37,140
Exercise of options	480,878	1	131	—	—	—	132
Exercise of warrants	209,312	1	2,923	—	—	—	2,924
Share-based compensation	—	—	4,868	—	—	—	4,868

Balance as of December 31, 2019 (audited)	33,670,926	$92	$238,992	$4	$(541)	$(203,564)	$34,983

The accompanying notes are an integral part of the interim consolidated financial statements.

GAMIDA CELL LTD. AND ITS SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands (except share and per share data)

	Nine months ended September 30,		Three months ended September 30,		Year ended December 31, 2019
	2020	2019	2020	2019
	Unaudited				Audited
Cash flows from operating activities:

Net loss	$(40,409)	$(19,641)	$(14,752)	$(10,096)	$(34,351)

Adjustments to reconcile net loss to net cash used in operating activities:

Adjustments to the profit or loss items:

Depreciation of property, plant and equipment and right-of-use assets	1,716	1,792	610	547	2,143
Financial (income) expenses, net	(169)	(768)	91	(199)	(775)
Cost of share-based compensation	1,969	3,731	748	1,321	4,868
Change in employee benefit liabilities, net	—	14	—	6	126
Amortization of premium on available-for-sale financial assets	4	150	—	49	184
Revaluation of financial derivatives	(1,969)	(15,691)	(1,299)	(2,220)	(15,904)
Revaluation of liability to IIA	2,227	1,852	912	653	2,531

	3,778	(8,920)	1,062	157	(6,827)

Changes in asset and liability items:

Decrease (increase) in prepaid expenses, other current assets and other assets	(718)	113	347	(4)	(150)
Increase (decrease) in trade payables	1,535	120	(39)	(124)	(821)
Increase in accrued expenses and other payables	516	680	1,141	518	2,807

	1,333	913	1,449	390	1,836
Cash received during the period for:

Interest received	359	1,132	2	302	1,546
Interest paid	(120)	(92)	(40)	(41)	(134)

	239	1,040	(38)	261	1,412

Net cash used in operating activities	(35,059)	(26,608)	(12,279)	(9,288)	(37,930)

Cash flows from investing activities:

Purchase of property, plant and equipment	(9,792)	(2,139)	(2,683)	(1,261)	(3,055)
Purchase of marketable securities	—	(32,021)	—	(32,021)	(32,021)
Proceeds from sale of marketable securities	13,551	23,789		8,049
Proceed from maturity of marketable securities	—	—	—	—	38,742

Net cash provided by (used in) investing activities	3,759	(10,371)	(2,683)	(25,233)	3,666

The accompanying notes are an integral part of the interim consolidated financial statements.

GAMIDA CELL LTD. AND ITS SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands (except share and per share data)

	Nine months ended September 30,		Three months ended September 30,			Year ended December 31, 2019
	2020	2019	2020		2019
	Unaudited					Audited
Cash flows from financing activities:

Receipt of grants from the IIA	200	202			35	$224
Proceeds from secondary offering, net	63,860	37,235		—	37,343	37,140
Proceeds from issuance of shares, initial public offering (payment of issuance expenses), net	—	(238)		—	—	(238)
Payment of lease liabilities	(1,539)	(1,144)		(417)	(380)	(1,529)
Exercise of options	169	120		21	3	132

Net cash provided by (used in) financing activities	62,690	36,175		(396)	37,001	35,729

Exchange differences on balances of cash and cash equivalents	83	105		31	15	101

Increase (decrease) in cash and cash equivalents	31,473	(699)		(15,327)	2,495	1,566
Cash and cash equivalents at beginning of period	41,838	40,272		88,638	37,078	40,272

Cash and cash equivalents at end of period	$73,311	$39,573		$73,311	$39,573	$41,838

Supplemental disclosure of non-cash financing activities:

Significant non-cash transactions:

Exercise of warrants liabilities to equity	$—	$2,924		$—	$—	$2,924

Increase in other assets on credit	$—	$(95)		$—	$(95)	$—
Right-of-use asset recognized with correponsding lease liability	$3,376

Purchase of property, plant and equipment on credit	$—	$—	$		$—	$1,255

The accompanying notes are an integral part of the interim consolidated financial statements.

GAMIDA CELL LTD. AND ITS SUBSIDIARY

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1:-     GENERAL

a.       Gamida Cell Ltd. (the “Company”), founded in 1998, is an advanced cell therapy company committed to finding cures for patients with blood cancers and serious blood diseases and develops novel curative treatments using stem cells and natural killer (NK) cells.

b.       The Company has created a novel NAM-based cell expansion platform that is designed to enhance the number and functionality of allogenic donor cells. This proprietary therapeutic platform may enable the development of therapies with the potential to improve treatment outcomes beyond what is possible with current donor-derived therapies.

The lead product candidate, omidubicel, is an advanced cell therapy in development as a potential life-saving treatment option for patients in need of a bone marrow transplant (BMT). In May 2020, the Company reported that omidubicel met its primary endpoint in an international, randomized, multi-center Phase 3 clinical study in 125 patients with high-risk hematologic malignancies undergoing bone marrow transplant and who had no available matched donor. The study evaluated the safety and efficacy of omidubicel compared to standard umbilical cord blood. BMT with a graft derived from bone marrow or peripheral blood cells of a matched donor is currently the standard of care treatment for many of these patients, but there is a significant unmet need for patients who cannot find a fully matched donor.

In October 2020, the Company reported that omidubicel met all three of its secondary endpoints. The prespecified secondary endpoints of the study, analyzed in all randomized patients (intent-to-treat), were the proportion of patients who achieved platelet engraftment by day 42, the proportion of patients with Grade 2 or Grade 3 bacterial or invasive fungal infections in the first 100 days following transplant, and the number of days alive and out of the hospital in the first 100 days following transplant. All three secondary endpoints demonstrated a statistically significant improvement among patients who received omidubicel compared to the comparator group.

Omidubicel is the first bone marrow transplant product to receive Breakthrough Therapy Designation from the U.S. Food and Drug Administration and has received orphan drug designation in the U.S. and in Europe.

In addition to omidubicel, the Company is developing GDA-201, an investigational NK cell-based cancer immunotherapy to be used in combination with standard-of-care therapeutic antibodies. NK cells have potent anti-tumor properties and have the advantage over other oncology cell therapies of not requiring genetic matching, potentially enabling NK cells to serve as a universal donor-based therapy when combined with certain antibodies. GDA-201 is currently in an investigator-sponsored Phase 1/2 study for the treatment of relapsed or refractory non-Hodgkin lymphoma (NHL) and multiple myeloma (MM). In December 2019, the Company reported preliminary data at the Annual Meeting of the American Society of Hematology, or ASH, which was subsequently updated by means of an abstract published by The European Society for Blood Marrow Transplantation, or EBMT. The data from the first 25 patients demonstrated that GDA-201 was clinically active and generally well tolerated. Among the eleven patients with NHL, seven achieved a complete response and one achieved a partial response.

GAMIDA CELL LTD. AND ITS SUBSIDIARY

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1:-     GENERAL (Cont.)

c.       The Company is devoting substantially all of its efforts toward research and development activities. In the course of such activities, the Company has sustained operating losses and expects such losses to continue in the foreseeable future. The Company’s accumulated deficit as of September 30, 2020 is $243,973 and negative cash flows from operating activities during the nine months period ended September 30, 2020 is $35,042. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The interim consolidated financial statements do not include any adjustments to the carrying amounts and classifications of assets and liabilities that would result if the Company was unable to continue as a going concern. The Company requires additional financing in order to continue to fund its current operations and pay existing and future liabilities.

d.       On July 1, 2019, the Company closed a follow-on offering of its ordinary shares on the Nasdaq Global Market, which resulted in the sale of 7,000,000 ordinary shares at a public offering price of $5.00 per share, before underwriting discounts. The underwriters had a 30-day option to purchase up to 1,050,000 additional shares at a public offering price of $5.00 per share, and exercised in full their option to purchase such shares. The exercise of the underwriters’ option closed on July 8, 2019. The Company received net proceeds from the offering of $37,140 (net of issuance costs and underwriting discounts of $3,110).

e.       On May 21, 2020, the Company closed a second follow-on offering of its ordinary shares on the Nasdaq Global Market, which resulted in the sale of 13,333,334 ordinary shares at a public offering price of $4.50 per share, before underwriting discounts. The underwriters had a 30-day option to purchase up to 2,000,000 additional shares at a public offering price of $4.50 per share and exercised in full their option to purchase such shares. The exercise of the underwriters’ option closed on May 26, 2020. The Company received net proceeds from the offering of $63,860 (net of issuance costs and underwriting discounts of $5,140).

f.       Definitions:

In these financial statements:

The Company	–	Gamida Cell Ltd. and its subsidiary
Subsidiary	–	Gamida Cell Inc. incorporated in 2000 and intended to focus on sales and marketing upon product approval.
Related parties	–	As defined in IAS 24
Dollar	–	U.S. dollar

GAMIDA CELL LTD. AND ITS SUBSIDIARY

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-     SIGNIFICANT ACCOUNTING POLICIES

a.       The accompanying unaudited interim consolidated financial statements as of September 30, 2020 and for the nine and three months periods ended September 30, 2020 and 2019 have been prepared in accordance with IAS 34 “Interim Financial Reporting” for interim financial information.

The interim consolidated financial statements do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Company’s annual consolidated financial statements as of December 31, 2019 and their accompanying disclosures.

The interim consolidated financial statements reflect all normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for the interim periods, but are not necessarily indicative of the results of operations to be anticipated for the full year ending December 31, 2020.

b.       The accounting policies adopted in the preparation of the interim consolidated financial statements are consistent with those followed in the preparation of the Company’s annual consolidated financial statements for the year ended December 31, 2019.

c.       Leases:

Set out below, are the carrying amounts of the Company’s right-of-use assets and lease liabilities and the movements during the period:

	Right-of-use assets				Lease liabilities
	Offices and labs	Vehicles	Production Plant	Total
As of January 1, 2020	$934	$175	$4,024	$5,133	$5,971

Depreciation expense	(962)	(112)	(389)	(1,463)	—
Interest expense	—	—	—	—	136
Additions	3,282	94	—	3,376	3,376
Disposals	—	(24)	—	(24)	(24)
Adjustments for indexation	—	—	4	4	4
Payments	—	—	—	—	(1,658)

As of September 30, 2020 (unaudited)	$3,254	$133	$3,639	$7,026	$7,805

GAMIDA CELL LTD. AND ITS SUBSIDIARY

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 3:-     SHARE-BASED PAYMENT

The total compensation cost related to all of the Company’s equity-based awards, recognized during the presented periods was comprised as follows:

	Nine months ended September 30,		Three months ended September 30,		Year ended December 31, 2019
	2020	2019	2020	2019
	Unaudited				Audited
Research and development	$801	$1,198	$285	$460	$1,600
Commercial activities	(115)	901	110	268	879
General and administrative	1,283	1,632	352	593	2,389

	$1,969	$3,731	$748	$1,321	$4,868

The Company estimates the fair value of stock options granted using the Binominal option-pricing model. The option-pricing model requires a number of assumptions, of which the most significant are the expected stock price volatility and the expected option term.

Expected volatility was calculated based upon historical volatilities of similar entities in the related sector index. The expected term of the options granted is derived from output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term. The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

The following table lists the inputs to the Binomial option pricing model used for the fair value measurement of equity-settled share options for the following periods:

Based on the above inputs, the fair value of the options was determined at $2.65–$11.01 at the grant dates during 2020 and 2019.

	September 30,		December 31, 2019
	2020	2019
	Unaudited		Audited
Dividend yield (%)	0	0	0
Expected volatility of the share prices (%)	74%–84%	68%–88%	78%–84%
Risk-free interest rate (%)	0.6–1.38	2.05–2.70	1.92–2.63

GAMIDA CELL LTD. AND ITS SUBSIDIARY

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 3:-     SHARE-BASED PAYMENT (Cont.)

Movement during the periods:

	Nine months ended September 30,				Year ended December 31, 2019
	2020		2019
	Unaudited				Audited
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
		USD		USD		USD
Outstanding at beginning of period	3,405,188	4.75	3,197,616	3.07	3,197,616	3.07
Granted during the period	1,221,200	3.68	728,300	9.36	790,300	8.82
Expired during the period	(71,994)	8.67	—	—	39,094	5.21
Exercised during the period	(552,403)	0.31	(477,278)	0.25	480,878	0.27
Forfeited during the period	(221,981)	8.13	—	—	62,756	6.16

Share options outstanding at end of period	3,780,010	5.06	3,448,638	4.79	3,405,188	4.76

Share options exercisable at end of period	2,127,850	4.20	1,579,378	2.55	1,865,572	2.68

As of September 30, 2020, there is $4,153 of total unrecognized cost related to non-vested share based compensation that is expected to be recognized over a period of up to four years.

NOTE 4:-     LIABILITIES PRESENTED AT FAIR VALUE

a.       Warrants to purchase Company’s shares:

The Company measured the fair value of the warrants by using the Option Pricing Method utilized in a Black- Scholes simulation model. The option-pricing model requires a number of assumptions, of which the most significant are the expected stock price volatility and the expected time until liquidation. Expected volatility was calculated based upon historical volatilities of similar entities in the related sector index. The expected time until liquidation is the maximum contractual term of the warrants. The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term. The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

	September 30,		December 31, 2019
	2020	2019
	Unaudited		Audited
Risk-free interest rate	0.1%	1.57%	1.7%
Expected volatility	74%	78%	80%
Expected life (in years)	1.75	2.75	2.5
Expected dividend yield	0	0	0

GAMIDA CELL LTD. AND ITS SUBSIDIARY

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 4:-     LIABILITIES PRESENTED AT FAIR VALUE (Cont.)

b.       Changes in the fair value of warrants classified as Level 3 in the fair value hierarchy:

Fair value of financial derivatives
Balance at January 1, 2020	$5,221

Revaluation of financial derivatives	(1,696)

Balance at September 30, 2020 (unaudited)	$3,252

NOTE 5:-     LOSS PER SHARE

Details of the number of shares and loss used in the computation of loss per share:

	Nine months ended September 30, 2020 (unaudited)		Three months ended September 30, 2020 (unaudited)
	Weighted Number of shares	Loss Attributed to equity holders of the Company	Weighted Number of shares	Loss Attributed to equity holders of the Company
For the computation of basic and diluted loss	41,281,970	40,409	49,472,749	14,752

PROSPECTUS

$150,000,000
Ordinary Shares, Debt, Warrants, Rights
and Units offered by the Company and
Up to 3,042,489 Ordinary Shares offered by Selling Shareholders

Gamida Cell Ltd.

We may offer, issue and sell from time to time, in one or more offerings, ordinary shares, debt, warrants, rights or units, which we collectively refer to as the “securities.” The aggregate initial offering price of the securities that we may offer and sell under this prospectus will not exceed $150 million.

In addition, the selling shareholders named in this prospectus, or the selling shareholders, may offer and sell from time to time up to 3,042,489 ordinary shares. We will not receive any of the proceeds from the sale of ordinary shares by the selling shareholders. We are registering these ordinary shares pursuant to an investors’ rights agreement that we entered into with certain of the selling shareholders. The selling shareholders may offer and sell their ordinary shares in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. See “Plan of Distribution” for more information on how the selling shareholders may conduct sales of their ordinary shares.

We may offer and sell any combination of the securities described in this prospectus in different series, at times, in amounts, at prices and on terms to be determined at or prior to the time of each offering. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. Each time we or, if required under the Securities Act of 1933, as amended, a selling shareholder, sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. The prospectus supplement will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.

The securities covered by this prospectus may be offered through one or more underwriters, dealers and agents, or directly to purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus. For general information about the distribution of securities offered, please see “Plan of Distribution” beginning on page 31.

Our ordinary shares are traded on the Nasdaq Global Market under the symbol “GMDA.” On November 11, 2019, the closing price of our ordinary shares as reported by the Nasdaq Global Market was $4.96 per ordinary share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus as described on page 37 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 27, 2019.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as part of a “shelf” registration process.

Under this shelf registration, we may offer any combination of the securities described in this prospectus from time to time in one or more offerings, and the selling shareholders named in this prospectus may also offer and sell our ordinary shares under this prospectus. This prospectus only provides you with a general description of the securities we or the selling shareholders may offer. Each time we or, if required under the Securities Act of 1933, as amended, or the Securities Act, a selling shareholder sells securities described herein, we will provide prospective investors with a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add to, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. Accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in any prospectus supplement or any related free writing prospectus that we may authorize. You should carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before investing in any of the securities offered.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Unless otherwise indicated, “Gamida Cell,” “Gamida,” “the Company,” “our company,” “we,” “us” and “our” refer to Gamida Cell Ltd. and its wholly owned subsidiary, Gamida Cell Inc.

Gamida Cell is a trademark of ours that we use in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to our trademark and tradenames.

The terms “shekel,” “Israeli shekel” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “U.S. dollar” or “$” refer to United States dollars, the lawful currency of the United States. All references to “shares” in this prospectus refer to ordinary shares of Gamida Cell Ltd., par value NIS 0.01 per share.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Neither we, nor any agent, underwriter or dealer has authorized any person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus prepared by or on behalf of us or to which we have referred you. This prospectus, any applicable supplement to this prospectus or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus, any applicable supplement to this prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered, or securities are sold, on a later date.

For investors outside the United States: We have not done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus outside the United States.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act of 1934, as amended, or the Exchange Act, that involve substantial risks and uncertainties. Although our forward-looking statements reflect the good faith judgment of our management, these statements can only be based on facts and factors currently known by us. Consequently, these forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.

All statements other than present and historical facts and conditions contained in this prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement including statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “ongoing,” “objective,” “plan,” “potential,” “predict,” “should,” “will” and “would,” or the negative of these and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•      the timing and conduct of our clinical trials of omidubicel, GDA-201 and our other product candidates, including statements regarding the timing, progress and results of current and future preclinical studies and clinical trials, and our research and development programs;

•      the clinical utility, potential advantages and timing or likelihood of regulatory filings and approvals of omidubicel, GDA-201 and our other product candidates;

•      our plans regarding utilization of regulatory pathways that would allow for accelerated marketing approval in the United States, the European Union and other jurisdictions;

•      our expectations regarding timing for application for and receipt of regulatory approval for any of our product candidates;

•      our recurring losses from operations, which raised substantial doubt regarding our ability to continue as a going concern absent access to sources of liquidity;

•      our ongoing and planned discovery and development of product candidates;

•      our expectations regarding future growth, including our ability to develop, and obtain regulatory approval for, new product candidates;

•      our expectations regarding when certain patents may be issued and the protection and enforcement of our intellectual property rights;

•      our plans to develop and commercialize our product candidates;

•      our estimates regarding the market opportunity for our product candidates;

•      our ability to maintain relationships with certain third parties;

•      our estimates regarding anticipated capital requirements and our needs for additional financing;

•      our planned level of capital expenditures;

•      our expectations regarding licensing, acquisitions and strategic partnering;

•      our expectations regarding the maintenance of our foreign private issuer status;

•      the impact of government laws and regulations; and

•      our expectations regarding the maintenance of our foreign private issuer status; and

•      the impact of government laws and regulations.

As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement may contain market data and industry forecasts that were obtained from industry publications. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity and market size information included in this prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement is generally reliable, such information is inherently imprecise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date the statements were made, and while we believed such information formed a reasonable basis for such statements at the time they were made, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

ABOUT GAMIDA CELL LTD.

Overview

We are an advanced cell therapy company committed to finding cures for blood cancers and serious blood diseases. While cell therapies have the potential to address a variety of diseases, they are limited by availability of donor cells, matching a donor to the patient, and the decline in donor cell functionality when expanding the cells to achieve a therapeutic dose. We have created a novel cell expansion platform, which we call our NAM platform, that is designed to enhance the number and functionality of allogenic donor cells in culture. This therapeutic platform leverages the unique properties of nicotinamide to enable the expansion of multiple cell types—including stem cells and natural killer cells—to maintain the cells’ original phenotype and potency. This may enable the administration of new therapies with the potential to improve treatment outcomes beyond what has been observed with current donor-derived therapies.

Corporate Information

We are an Israeli corporation based in Jerusalem, Israel, and were incorporated in 1998. Our principal executive offices are located at 5 Nahum Heftsadie St., Givaat Shaul, Jerusalem 91340, Israel and our U.S. subsidiary’s executive headquarters are in Boston, Massachusetts. Our telephone number is +972 (2) 659-5666. Our website address is www.gamida-cell.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus. We have included our website address as an inactive textual reference only.

Gamida Cell Inc., our wholly owned subsidiary, was incorporated under the laws of the State of Delaware in October 2000 and is qualified to do business in Massachusetts among other states.

Our ordinary shares have been listed on the Nasdaq Global Market under the symbol “GMDA” since October 26, 2018.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to purchase our securities, you should carefully consider the risk factors incorporated by reference from Part I, Item 3.D. of our most recent Annual Report on Form 20-F and the other information contained in this prospectus or any applicable prospectus supplement, as updated by those subsequent filings with the SEC under the Exchange Act, that are incorporated herein by reference. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline, in which case you may lose all or part of your investment. For more information, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we currently intend to use the net proceeds of any offering of securities for working capital and other general corporate purposes. Accordingly, we will have significant discretion in the use of any net proceeds. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities. We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.

CAPITALIZATION

We intend to include information about our capitalization and indebtedness in prospectus supplements.

SELLING SHAREHOLDERS

The ordinary shares being offered by the selling shareholders are those currently held by the selling shareholders and those issuable to the selling shareholders upon exercise of certain warrants held by selling shareholders who have piggyback registration rights under certain registration rights agreements. We are registering the ordinary shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the ordinary shares and warrants, the selling shareholders have not had any material relationship with us within the past three years, unless otherwise indicated in the footnotes to the table below.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares held by each of the selling shareholders. The second column lists the number of ordinary shares beneficially owned by each selling shareholder, based on its ownership of the shares of common stock and warrants, as of September 30, 2019, assuming exercise of the warrants held by the selling shareholders on that date, without regard to any limitation on exercise. The third column lists the shares of ordinary shares being registered in this prospectus by the selling shareholders.

In accordance with the terms of registration rights agreements with the holders of the ordinary shares and warrants, this prospectus generally covers the resale of that number of ordinary shares equal to the number of ordinary shares currently held by the selling shareholders and the ordinary shares issuable upon exercise of the warrants, determined as if such warrants were exercised in full, as of two trading days immediately preceding the date that the registration statement of which this prospectus is a part was initially filed with the SEC. The fourth column assumes the sale of all of the shares included in this prospectus.

The selling shareholders may sell all, some or none of their shares included in this prospectus. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Shares Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Owned After Offering
Clal Biotechnology Industries Ltd.(1)	1,668,112	1,668,112	—
Bio Medical Investment (1997) Ltd(2)	1,374,377	1,374,377	—

____________

(1)Consists of 1,507,369 ordinary shares and 160,743 ordinary shares issuable upon exercise of outstanding warrants held by Clal Biotechnology Industries Ltd., or CBI. Clal Industries Ltd. owns 47% of the outstanding shares of, and controls, CBI. Clal Industries Ltd. is wholly owned by Access AI Ltd., which is owned by AI Diversified Holdings S.à r.l., which is owned by AI Diversified Parent S.à r.l., which is owned by AI Diversified Holdings Limited, or AIDH Limited. AIDH Limited is controlled by AI SMS L.P., or AI SMS. Access Industries Holdings LLC, or AIH, owns a majority of the equity of AI SMS, and Access Industries, LLC, or LLC, holds a majority of the outstanding voting interests in AIH. Access Industries Management, LLC, or AIM, controls LLC and AIH, and Len Blavatnik controls AIM. The address of each of Clal Industries Ltd. and CBI is the Triangular Tower, 3 Azrieli Center, Tel Aviv 6701101, Israel and the address of each of foregoing other than Clal Industries Ltd. and CBI is 40 West 57th St., 28th Floor, New York, NY 10019.

(2)Bio Medical Investment (1997) Ltd., or Bio Medical, is a wholly owned subsidiary of CBI. Clal Industries Ltd. owns 47% of the outstanding shares of, and controls, CBI. Clal Industries Ltd. is wholly owned by Access AI Ltd., which is owned by AI Diversified Holdings S.à r.l., which is owned by AI Diversified Parent S.à r.l., which is owned by AI Diversified Holdings Limited, or AIDH Limited. AIDH Limited is controlled by AI SMS L.P., or AI SMS. Access Industries Holdings LLC, or AIH, owns a majority of the equity of AI SMS, and Access Industries, LLC, or LLC, holds a majority of the outstanding voting interests in AIH. Access Industries Management, LLC, or AIM, controls LLC and AIH, and Len Blavatnik controls AIM. The address of each of Clal Industries Ltd., CBI and Bio Medical Investment (1997) Ltd., or Bio Medical, is the Triangular Tower, 3 Azrieli Center, Tel Aviv 6701101, Israel and the address of each of foregoing other than Clal Industries Ltd., CBI and Bio Medical is 40 West 57th St., 28th Floor, New York, NY 10019.

DESCRIPTION OF SECURITIES

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below.

We may sell from time to time, in one or more offerings, ordinary shares, debt, warrants to purchase ordinary shares, rights and units comprising any combination of these securities.

In this prospectus, we refer to the ordinary shares, debt, warrants to purchase ordinary shares, rights and units that may be offered by us collectively as “securities.” The total dollar amount of all securities that we may issue under this prospectus will not exceed $150 million. The selling shareholders may sell from time to time pursuant to this prospectus up to 3,042,489 ordinary shares. The actual price per share of the shares that we or the selling shareholders will offer, or per security of the securities that we will offer, pursuant hereto will depend on a number of factors that may be relevant as of the time of offer.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

The following descriptions of our share capital and provisions of our amended and restated articles of association are summaries and do not purport to be complete. Our amended and restated articles of incorporation are filed with the SEC as an exhibit to our registration statement, of which this prospectus forms a part.

General

Our authorized share capital consists of 100,000,000 ordinary shares, par value NIS 0.01 per share, of which 33,667,326 shares are issued and outstanding as of September 30, 2019. All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights. We have no preferred shares authorized or outstanding.

Reconciliation of the Number of Shares Outstanding through September 30, 2019

Shares outstanding at September 30, 2016	10,570,278
Shares outstanding at December 31, 2016	10,570,278
Number of shares issued in connection with July 2017 Preferred F financing transaction	4,274,363
Shares outstanding at December 31, 2017	14,844,641
Number of additional shares issued upon conversion of Preferred Shares in connection with October 2018 initial public offering and exercise of underwriters’ overallotment option	3,134,546
Number of shares issued in connection with October 2018 initial public offering and exercise of underwriters’ overallotment option	6,648,368
Number of ordinary shares issued in connection with the exercise of employee options, and non-employee warrants	303,181
Number of ordinary shares outstanding at December 31, 2018	24,930,736
Number of shares issued in connection with June 2019 public offering and exercise of underwriters’ overallotment option	8,050,000
Number of ordinary shares issued in connection with the exercise of employee options, non-employee warrants	686,590
Shares outstanding at September 30, 2019	33,667,326

From September 30, 2016 through September 30, 2019, the following events have changed the number and classes of our issued and outstanding shares:

In June 2017, our shareholders created the Series F-1 Preferred share series and the Series F-2 Preferred share series and increased our authorized share capital to a total of New Israeli Shekel 400,000 consisting of 40,000,000 shares of a number of classes. In July 2017, we issued 4,274,363 Preferred F-1 shares, nominal value NIS 0.01 each, at $9.44 per share, accompanied by the issuance of warrants to purchase 2,564,619 Preferred F-2 shares, nominal value NIS 0.01, with an exercise price of $11.33 per share, in exchange for aggregate proceeds of $40,350,000, or the Preferred F-2 Warrants.

From January 1, 2018 through December 31, 2018, we issued 8,379 ordinary C shares and 1,313 ordinary shares pursuant to the exercise of options by employees and other service providers. Such options had exercise prices of $0.25 per ordinary share.

From January 1, 2018 through December 31, 2018, we issued 607,044 ordinary shares pursuant to the exercise of warrants to purchase ordinary shares. Such warrants had exercise price of$6.72 per ordinary share.

In October 2018, our shareholders increased our authorized share capital to a total of New Israeli Shekel 1,000,000 divided into 100,000,000 shares. We issued 6,250,000 ordinary shares at a public offering price of $8.00 per share in connection with our initial public offering of our ordinary shares on the Nasdaq Global Market. On the same date, all Preferred A shares, Preferred B shares, Preferred C shares, Preferred D shares, Preferred E-1 shares, Preferred E-2 shares, and Preferred F-1 shares were converted into ordinary shares. All warrants to purchase Preferred F-2 shares were converted into warrants to purchase ordinary shares. Aggregate gross proceeds from the offering were $46,500,000.

In November 2018, we issued 398,368 ordinary shares at a public offering price of $8.00 per share in connection with the underwriters’ partial exercise of their overallotment option to purchase additional ordinary shares in our initial public offering. Aggregate gross proceeds from the transaction were $2,964,000.

From January 1, 2019 through September 30, 2019, we issued 477,278 ordinary shares pursuant to the exercise of options by employees and other service providers. Such options had an exercise price of 0.25 per ordinary share.

From January 1, 2019 through September 30, 2019, we issued 209,312 ordinary shares pursuant to the exercise of warrants to purchase ordinary shares. Such warrants had an exercise price of $6.72 per ordinary share.

In June 2019, we issued 7,000,000 ordinary shares at a public offering price of $5.00 per share in connection with a public offering of our ordinary shares on the Nasdaq Global Market. Aggregate gross proceeds from the offering were $32,900,000.

In July 2019, we issued 1,050,000 ordinary shares at a public offering price of $5.00 per share in connection with the underwriters’ exercise in full of their overallotment option to purchase additional ordinary shares in the June public offering. Aggregate gross proceeds from the transaction were $4,935,000.

Registration Number and Purposes of the Company

We are registered with the Israeli Registrar of Companies. Our registration number is 51-260120-4. Our purpose, as set forth in our amended and restated articles of association, is to engage in any lawful act or activity.

Voting Rights

All ordinary shares have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Under our amended and restated articles of association, our board of directors must consist of not less than 5 but no more than 11 directors. Pursuant to our amended and restated articles of association, each of our directors will appointed by a simple majority vote of holders of our voting shares, participating and voting at an annual general meeting of our shareholders. In addition, our directors are divided into three classes, one class being elected each year at the annual general meeting of our shareholders, and serve on our board of directors until they are removed by a vote of 60% of the total voting power of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events, in accordance with the Israeli Companies Law, and our amended and restated articles of association. In addition, our amended and restated articles of association allow our board of directors to fill vacancies on the board of directors or to appoint new directors up to the maximum number of directors permitted under our amended and restated articles of association. Such directors serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated or in the case of new directors, for a term of office according to the class to which such director was assigned upon appointment.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended and restated articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Israeli Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our amended and restated articles of association as special general meetings. Our board of directors may call special general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law provides that our board of directors is required to convene a special general meeting upon the written request of (i) any two or more of our directors or one-quarter or more of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may generally be between four and 21 days prior to the date of the meeting, and in certain circumstances, between four and 40 days prior to the date of the meeting. Furthermore, the Israeli Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•      amendments to our articles of association;

•      appointment or termination of our auditors;

•      appointment of external directors;

•      approval of certain related party transactions;

•      increases or reductions of our authorized share capital;

•      a merger; and

•      the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Israeli Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Israeli Companies Law and our amended and restated articles of association, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Voting Rights

Quorum

Pursuant to our amended and restated articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 25% of the total outstanding voting rights. A meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described under “—Shareholder Meetings.”

Vote Requirements

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israeli Companies Law or by our amended and restated articles of association. Under the Israeli Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder, (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if such terms are not extraordinary) requires the approval under “Management—Fiduciary duties and approval of specified related party transactions under Israeli law” and (iii) approval of certain compensation-related matters require the approval described in the final prospectus filed with our Form F-1 Registration Statement (No. 333-232302) on

June 28, 2019 under “Management—Compensation Committee.” Under our amended and restated articles of association, the alteration of the rights, privileges, preferences or obligations of any class of our shares requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. Our amended and restated articles of association also provide that the removal of any director from office or the amendment of the provisions relating to our staggered board requires the vote of 60% of the total voting power of our shareholders. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Israeli Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register, including with respect to material shareholders, our articles of association, our financial statements, other documents as provided in the Companies Law, and any document we are required by law to file publicly with the Israeli Companies Registrar or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair our interests.

Registration Rights

We have entered into the Investors’ Rights Agreement with certain of our shareholders, pursuant to which as of September 30, 2019, the holders of a total of 7,218,505 shares of our ordinary shares have the right to require us to register these shares under the Securities Act under specified circumstances and have incidental registration rights as described below. We are registering 3,042,489 of these shares pursuant to the Registration Statement of which this prospectus forms a part. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

Demand Registration Rights

Holders of a majority of the registrable securities under the Investors’ Rights Agreement or holders of registrable securities then outstanding and constituting the Special F Majority, as defined under the articles of association in effect immediately prior to the consummation of our IPO, may request, subject to certain exceptions, that we file a registration statement on Form F-1. Upon receipt of such registration request, we are obligated to use our reasonable commercial efforts to file the registration statement as soon as practicable, and in any event within sixty (60) days after the date such request is given by the initiating shareholders.

We have the right not to effect such filing during the period that is within 180 days after we have filed another such registration statement or completed certain other registered offerings or if we intend to file a registration statement for our own account within 90 days. We are not obligated to file more than three registration statements on Form F-1 pursuant to these demand provisions. Any other holder of registrable securities has the right to include its registrable securities in an underwritten registration pursuant to a demand registration.

Shelf Registration Rights

Holders of at least 25% of the registrable securities under the Investors’ Rights Agreement or holders of registrable securities then outstanding and constituting the Special F Majority, as defined under the articles of association in effect immediately prior to the consummation of our IPO may, subject to certain limitation, request that we file a shelf registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act registering the resale from time to time by holders of registrable securities. In such event, we are required to give written notice of such request to all holders of registrable securities, who may elect to join in such request. Subsequently, upon receipt of such registration request, we are obligated to use our reasonable commercial efforts to file the registration statement as soon as practicable, and in any event within 45 days after the date such request is given. We are required to effect only one shelf registration statement. We are not required to effect any underwritten offering within 90 days of another underwritten offering.

Piggyback Registration Rights

In addition, if we propose to register (including, for this purpose, a registration effected by us for shareholders other than the holders) any of our securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), we shall, at such time, promptly give each holder notice of such registration. Upon the request of each holder given within 20 days after such notice is given by us, we shall, subject to underwriter requirements, cause to be registered all of the registrable securities that each such holder has requested to be included in such registration. We shall have the right to terminate or withdraw any registration initiated by us before the effectiveness of such registration, whether or not any holder has elected to include registrable securities in such registration. The expenses of such withdrawn registration shall be borne by us.

Other Provisions

We will pay all registration expenses (other than underwriting discounts and selling commissions) and the reasonable fees and expenses of a single counsel for the selling shareholders, related to any demand or piggyback registration. The demand, Form F-3 and piggyback registration rights described above will expire with respect to each holder of registrable securities upon such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such holder’s shares without limitation during a three-month period without registration.

Termination of Registration Rights

No holder shall be entitled to exercise any registration rights after, and all such rights shall terminate upon the earlier to occur of (a) the closing of a Deemed Liquidation; (b) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such shareholder’s shares without limitation during a three-month period without registration, and (b) the seventh anniversary of the completion of our initial public offering.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the target company’s issued and outstanding share capital or that of a certain class of shares is required by the Companies Law to make a tender offer to all of the company’s shareholders or the shareholders who hold shares of the same class for the purchase of all of the issued and outstanding shares of the company or of the same class, as applicable.

If the shareholders who do not respond to or accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class of the shares, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved it, which condition shall not apply if offerees holding less than 2% of the company’s issued and outstanding share capital failed to approve such tender offer).

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether the shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition the Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court unless the acquirer stipulated that a shareholder that accepts the offer may not seek appraisal rights. If the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class, or the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of a public Israeli company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of at least 25% of the voting rights in the company. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company.

These requirements do not apply if the acquisition (i) occurs in the context of a private placement, provided that the general meeting approved the acquisition as a private offering whose purpose is to give the acquirer at least 25% of the voting rights in the company if there is no person who holds at least 25% of the voting rights in the company, or as a private offering whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) was from a shareholder holding at least 25% of the voting rights in the company and resulted in the acquirer becoming a holder of at least 25% of the voting rights in the company, or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company.

The special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the special tender offer is accepted by a majority of the votes of those offerees who gave notice of their position in respect of the offer, excluding the votes of a holder of control in the offeror, a person who has personal interest in acceptance of the special tender offer, holders of 25% or more of the voting rights in the company or anyone on their behalf, including their relatives and entities controlled by them.

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. In addition, the board of directors must disclose any personal interest each member of the board of directors has in the offer or stems therefrom. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages resulting from his or her acts, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer was accepted by a majority of the shareholders who announced their stand on such offer, then shareholders who did not respond to the special tender offer or had objected to the offer may accept the offer within four days of the last day set for the acceptance of the offer.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity shall refrain from making a subsequent tender offer for the purchase of shares of the target company and cannot execute a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, a majority of each party’s shareholders and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors has determined that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. Pursuant to the Companies Law, if a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described in our final prospectus filed with our Form F-1 Registration Statement (No. 333-232302) on June 28, 2019 under “Management—Fiduciary duties and approval of specified related party transactions under Israeli law.”).

Under the Companies Law, each merging company must send a copy of the proposed merger plan to its secured creditors. Unsecured creditors are entitled to receive notice of the merger pursuant to regulations promulgated under the Companies Law. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations the target company. The court may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies was obtained.

Anti-Takeover Measures

The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. We have no preferred shares authorized under our amended and restated articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israeli Companies Law as described above in “—Voting Rights.” In addition, as disclosed under “—Election of directors”, we have a classified board structure which effectively limits the ability of any investor or potential investor or group of investors or potential investors to gain control of our board of directors.

Borrowing Powers

Pursuant to the Israeli Companies Law and our amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our amended and restated articles of association enable us to increase or reduce our share capital. Any such changes are subject to Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Broadridge Corporate Issuer Solutions, Inc. Its address is 1717 Arch Street, Suite 1300, Philadelphia, Pennsylvania 19103, and its telephone number is (215) 553-5400.

Listing

Our ordinary shares are listed on The Nasdaq Global Market under the symbol “GMDA.”

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer pursuant to this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities offered under such prospectus supplement may differ from the terms we describe below, and to the extent the terms set forth in a prospectus supplement differ from the terms described below, the terms set forth in the prospectus supplement shall control.

We may sell from time to time, in one or more offerings under this prospectus, debt securities, which may be senior or subordinated. We will issue any such senior debt securities under a senior indenture that we will enter into with a trustee to be named in the senior indenture. We will issue any such subordinated debt securities under a subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus is a part. We use the term “indentures” to refer to either the senior indenture or the subordinated indenture, as applicable. The indentures will be qualified under the Trust Indenture Act of 1939, as in effect on the date of the indenture. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

Each indenture provides that debt securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies. Neither indenture limits the amount of debt securities that may be issued thereunder, and each indenture provides that the specific terms of any series of debt securities shall be set forth in, or determined pursuant to, an authorizing resolution and/or a supplemental indenture, if any, relating to such series.

We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•      title or designation;

•      the aggregate principal amount and any limit on the amount that may be issued;

•      the currency or units based on or relating to currencies in which debt securities of such series are denominated and the currency or units in which principal or interest or both will or may be payable;

•      whether we will issue the series of debt securities in global form, the terms of any global securities and who the depositary will be;

•      the maturity date and the date or dates on which principal will be payable;

•      the interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the date or dates interest will be payable and the record dates for interest payment dates or the method for determining such dates;

•      whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•      the terms of the subordination of any series of subordinated debt;

•      the place or places where payments will be payable;

•      our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•      the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•      the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•      whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•      whether we will be restricted from incurring any additional indebtedness;

•      a discussion of any material or special U.S. federal income tax considerations applicable to a series of debt securities;

•      the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•      any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities. We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our ordinary shares or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of ordinary shares or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale; No Protection in Event of a Change of Control or Highly Leveraged Transaction

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control), which could adversely affect holders of debt securities.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•      if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•      if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•      if we fail to observe or perform any other covenant set forth in the debt securities of such series or the applicable indentures, other than a covenant specifically relating to and for the benefit of holders of another series of debt securities, and our failure continues for 90 days after we receive written notice from the debenture trustee or holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the applicable series; and

•      if specified events of bankruptcy, insolvency or reorganization occur as to us.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the debenture trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and premium and accrued and unpaid interest, if any, on all debt securities of that series. Before a judgment or decree for payment of the money due has been obtained with respect to debt securities of any series, the holders of a majority in principal amount of the outstanding debt securities of that series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, premium, if any, and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the applicable indenture (including payments or deposits in respect of principal, premium or interest that had become due other than as a result of such acceleration). We refer you to the applicable prospectus supplement(s) relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•      the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•      subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•      These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

•      the holder previously has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•      the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•      the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series (or at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) other conflicting directions within 60 days after the notice, request and offer.

We will periodically file statements with the applicable debenture trustee regarding our compliance with specified covenants in the applicable indenture.

Modification of Indenture; Waiver

The debenture trustee and we may change the applicable indenture without the consent of any holders with respect to specific matters, including:

•      to fix any ambiguity, defect or inconsistency in the indenture; and

•      to change anything that does not materially adversely affect the interests of any holder of debt securities of any series issued pursuant to such indenture.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) that is affected. However, the debenture trustee and we may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•      extending the fixed maturity of the series of debt securities;

•      reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities;

•      reducing the principal amount of discount securities payable upon acceleration of maturity;

•      making the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security; or

•      reducing the percentage of debt securities, the holders of which are required to consent to any amendment or waiver.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•      the transfer or exchange of debt securities of the series;

•      replace stolen, lost or mutilated debt securities of the series;

•      maintain paying agencies;

•      hold monies for payment in trust;

•      compensate and indemnify the trustee; and

•      appoint any successor trustee.

In order to exercise our rights to be discharged with respect to a series, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, the premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange, and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange or in the applicable indenture, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•      issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•      register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under the applicable indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee under such indenture must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay the principal of and any premium and interest due on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

Our obligations pursuant to any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of senior indebtedness we may incur. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares. We may issue warrants independently or together with any other securities offered by any prospectus supplement and the warrants may be attached to or separate from those securities. We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. Any series of warrants may be issued under a separate warrant agreement, which may be entered into between us and a warrant agent specified in an applicable prospectus supplement relating to a particular series of warrants. Any such warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust with any of the holders of the warrants. We may also choose to act as our own warrant agent. We will set forth further terms of the warrants and any applicable warrant agreements in the applicable prospectus supplement relating to the issuance of any warrants, including, where applicable, the following:

•      the title of the warrants;

•      the aggregate number of the warrants;

•      the number of securities purchasable upon exercise of the warrants;

•      the designation and terms of the securities, if any, with which the warrants are issued, and the number of the warrants issued with each such offered security;

•      the date, if any, on and after which the warrants and the related securities will be separately transferable;

•      the price at which, and form of consideration for which, each security purchasable upon exercise of the warrants may be purchased;

•      the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•      if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•      information with respect to book-entry procedures, if any;

•      if applicable, a discussion of the material Israeli and U.S. income tax considerations applicable to the issuance or exercise of such warrants;

•      the anti-dilution and adjustment of share capital provisions of the warrants, if any;

•      the minimum or maximum amount of the warrants which may be exercised at any one time;

•      any circumstances that will cause the warrants to be deemed to be automatically exercised; and

•      any other material terms of the warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of the applicable warrant agreement if we offer rights, see “Where You Can Find More Information.”

DESCRIPTION OF RIGHTS

General

We may issue rights to purchase any of our securities or any combination thereof. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. The rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such rights offering. We may also appoint a rights agent that may act solely as our agent in connection with the rights that are sold. Any such agent will not assume any obligation or relationship of agency or trust with any of the holders of the rights. In connection with a rights offering to our shareholders, we will distribute certificates evidencing the rights and a prospectus supplement to our shareholders on the record date that we set for receiving rights in such rights offering.

The applicable prospectus supplement will describe the following terms of rights in respect of which this prospectus is being delivered:

•      the title of such rights;

•      the price, if any, for the subscription rights;

•      the securities for which such rights are exercisable;

•      the exercise price for such rights;

•      the number of such rights issued with respect to each ordinary share;

•      the extent to which such rights are transferable;

•      if applicable, a discussion of the material Israeli and U.S. income tax considerations applicable to the issuance or exercise of such rights;

•      the date on which the right to exercise such rights shall commence, and the date on which such rights shall expire (subject to any extension);

•      the extent to which such rights include an over-subscription privilege with respect to unsubscribed securities;

•      if applicable, the material terms of any standby underwriting or other purchase arrangement, or any agency agreement, that we may enter into in connection with the rights offering; and

•      any other terms of such rights, including terms, procedures and limitations relating to the exchange and exercise of such rights.

Exercise of Rights

Each right will entitle the holder of the right to purchase for cash such securities or any combination thereof at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the rights offered thereby. Rights may be exercised at any time up to the close of business on the expiration date for such rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

Rights may be exercised as set forth in the prospectus supplement relating to the rights offered thereby. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the securities purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of the applicable rights agreement if we offer rights, see “Where You Can Find More Information.”

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. As specified in the applicable prospectus supplement, we may issue units consisting of our ordinary shares, rights, warrants or any combination of such securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date. The applicable prospectus supplement will describe:

•      the terms of the units and of the ordinary shares, rights and/or warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•      a description of the terms of any unit agreement governing the units or any arrangement with an agent that may act on our behalf in connection with the unit offering;

•      a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•      any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable units agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable units agreement if we offer units, see “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

We or the selling shareholders may sell the securities in one or more of the following ways (or in any combination) from time to time:

•      through underwriters or dealers;

•      directly to a limited number of purchasers or to a single purchaser;

•      through agents; or

•      through any other method permitted by applicable law and described in the applicable prospectus supplement.

The distribution of our securities or the selling shareholders’ ordinary shares may be carried out, from time to time, in one or more transactions, including:

•      block transactions and transactions on the Nasdaq Global Market or any other organized market where the securities may be traded;

•      purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

•      ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•      sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; or

•      sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

A prospectus supplement or supplements (and any related free writing prospectus that we or the selling shareholders may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

•      the name or names of any underwriters, dealers or agents;

•      the method of distribution;

•      the public offering price or purchase price and the proceeds to us from that sale;

•      the expenses of the offering;

•      any discounts or commissions to be allowed or paid to the underwriters, dealers or agents;

•      all other items constituting underwriting compensation and the discounts and commissions to be allowed or paid to dealers, if any; and

•      any other information regarding the distribution of the securities that we believe to be material.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We or the selling shareholders may, from time to time, authorize agents acting on a best or reasonable efforts basis as our agents to solicit or receive offers to purchase the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters or agents may be deemed to have received compensation from us or the selling shareholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Underwriters, dealers and agents who participate in the distribution of securities and their controlling persons may be entitled, under agreements that may be entered into with us or the selling shareholders to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents and their controlling persons may be required to make in respect of those liabilities.

We or the selling shareholders may also make direct sales through subscription rights distributed to our existing shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and any Israeli experts named in this prospectus, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a significant number of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Gamida Cell Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with any offering described in this prospectus. The address of our agent is 673 Boylston Street, Boston, Massachusetts.

We have been informed by our legal counsel in Israel, Meitar Liquornik Geva Leshem Tal, that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•      the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•      the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•      the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

•      the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•      the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•      the judgment was obtained by fraud;

•      the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•      the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•      the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•      at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

EXPENSES

The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of securities registered under this registration statement.

Amount To Be Paid
SEC registration fee		$21,369
FINRA filing fee		25,079
Transfer agent’s fees		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*
Total	$	*

____________

*To be provided by a prospectus supplement or a Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the issuance of our ordinary shares offered in this prospectus and certain other matters of Israeli law will be passed upon for us by Meitar Liquornik Geva Leshem Tal, Ramat Gan, Israel. Certain matters of U.S. federal law will be passed upon for us by Cooley LLP, New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018, incorporated in this Prospectus by reference to the Company’s Annual Report on Form 20-F filed on February 25, 2019 have been audited by Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1d to the Consolidated Financial Statements) incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Kost, Forer, Gabbay & Kasierer is Menachem Begin 144, Tel Aviv, Israel.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the securities described in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement that we filed.

As of the date of this prospectus, we are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. So long as we are a foreign private issuer, we anticipate filing with the SEC, within three months after the end of each fiscal year, an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm. We also furnish or file with the SEC Reports of Foreign Private Issuer on Form 6-K and other information with the SEC as required by the Exchange Act. We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

The SEC maintains a site on the Internet at http://www.sec.gov, which contains reports and other information that we file electronically with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus and any accompanying prospectus supplement the information we have filed with the SEC. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference into this prospectus and any accompanying prospectus supplement the following documents that we have filed with the SEC:

•      Our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, filed with the SEC on February 25, 2019;

•      Our Reports on Form 6-K filed with the SEC on January 7, 2019, February 8, 2019, March 21, 2019, May 7, 2019, June 4, 2019, June 5, 2019, June 6, 2019, July 8, 2019, August 7, 2019 and November 13, 2019; and

•      The description of our ordinary shares contained in our Registration Statement on Form 8-A, filed with the SEC on October 23, 2018, including any amendments or reports filed for the purposes of updating this description.

All subsequent annual reports on Form 20-F, Form 40-F or Form 10-K that we file with the SEC, and all subsequent filings on Forms 10-Q and 8-K filed by us with the SEC pursuant to the Exchange Act prior to the termination of the offerings of securities under this prospectus, shall be incorporated by reference. We may incorporate by reference any reports on Form 6-K that we file with the SEC that we specifically identify in such form or in any applicable prospectus supplement as being incorporated by reference into this prospectus or such prospectus supplement after the date hereof and prior to the completion of an offering of securities under this prospectus.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents, either in writing to Gamida Cell Ltd., 5 Nahum Heftsadie Street Givaat Shaul, Jerusalem 91340 Israel, Attn: Chief Financial Officer or by telephone +972 (2) 659-5666.

You also may access these filings on our website at www.gamida-cell.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus or any prospectus supplement will be deemed modified, superseded or replaced for purposes of this prospectus or any prospectus supplement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus or any prospectus supplement modifies, supersedes or replaces such statement. Any statement that is modified or superseded will not constitute a part of this prospectus or prospectus supplement, except as modified or superseded.

Gamida Cell Ltd.

8,125,000 Ordinary Shares

PROSPECTUS SUPPLEMENT

Piper Sandler

Evercore

JMP Securities

December 17, 2020